Exhibit 10.16

PENGUIN SOLUTIONS, INC.
INDEPENDENT DIRECTOR COMPENSATION POLICY

The Board of Directors (the “Board”) of Penguin Solutions, Inc. (the “Company”) has approved the compensation policy for independent directors as set forth below unless and until otherwise amended by the Board (or a committee delegated authority by the Board). The equity portions of the compensation shall be issued under the Company’s Amended and Restated 2017 Share Incentive Plan (as may be hereafter amended, the “Plan”) and subject to the limitations approved by the Company’s shareholders as set forth in Section 4(c) of the Plan:

1.    Cash Compensation. Each of the Company's independent directors will receive the cash payments set forth below (subject to any limitations in place from time to time under any financing arrangements binding on the Company) unless waived by such director. There will be no separate fees for attending meetings.

Board & Committee Annual Retainers	Chair	Member
Board	$110,000	$60,000
Audit Committee	$30,000	$10,000
Compensation Committee	$20,000	$7,500
Nominating & Corporate Governance Committee	$15,000	$5,000
Cybersecurity & Technology Risk Management Committee	$15,000	$5,000

Annual retainers will be paid 25% each fiscal quarter in arrears to be paid within 10 working days after the end of each fiscal quarter. Compensation for any other committees will be determined by the Board from time to time.

2.    Equity Awards. The Company's independent directors will receive the following equity awards:

a)Effective as of the first date of Board service, an automatic initial grant of restricted share units (“Initial RSUs”), the quantity of which shall be determined as follows (rounded down to the next full share):

($10,000 per month for the number of months from the first day of the calendar month of appointment to the Board, through and including January 31st of the second January after appointment occurs (the “Initial RSU Period”)) divided by (the closing price of the Company's ordinary shares, as reported on the appropriate exchange, at the close of trading on the last trading day immediately prior to the date of grant)
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By way of example, if an independent director is appointed to the Board any day in the month of September 2020, then the number of shares in the Initial RSUs will be ($10,000 multiplied by the seventeen months of September 2020 through and including January 2022) divided by (the closing price of the Company's ordinary shares at the close of trading on the last trading day immediately before the date of grant).

For purposes of this Section 2, if an independent director is appointed to the board during the month of January, then the month of appointment will count as the first of the two Januaries.

b)On an annual basis, additional restricted share units (“Annual RSUs”), the quantity of which shall be determined as follows:

$175,000 divided by the closing price of the Company's ordinary shares, as reported on the appropriate exchange, at the close of trading on the last day of trading occurring immediately prior to the date of grant

The Annual RSUs will be granted automatically as of the first Friday following the annual meeting of the shareholders of the Company, to independent directors who have served on the Board for at least twelve months as of the grant date (with any portion of a month counting as a full month for purposes of determining if the independent director served for twelve months). If the annual meeting of the shareholders occurs on a Friday, then the Annual RSUs will be granted as of the date of the annual meeting of the shareholders.

c)Initial RSUs and Annual RSUs granted to independent directors will have the following terms:

1)Initial RSUs will vest as follows: (i) on the first annual anniversary of the grant date, the number of shares to vest will be equal to the total number of shares covered by the Initial RSUs multiplied by a fraction, the numerator of which is twelve and the denominator of which is the number of months in the Initial RSU Period; and (ii) the balance of the shares in the Initial RSUs will vest on the 31st day of the second January occurring after the initial appointment to the Board.
2)Annual RSUs will vest in full on the earlier of the first annual anniversary of the date of grant or the date of the annual meeting of the shareholders at
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which the respective director’s term expires due to the shareholders meeting.
3)Initial RSUs and Annual RSUs will become fully vested on a "Change of Control" as defined in the Plan.
4)All vesting is conditioned upon continued, uninterrupted service on the Board as of the vesting date. The unvested portion of Initial RSUs and Annual RSUs will automatically terminate upon the effective date of termination of service on the Board.

3.     Expense Reimbursements. Each independent director will be reimbursed for reasonable travel, lodging and meal expenses incurred to attend Board and Committee meetings and to perform his or her duties as a director in accordance with the Company’s plans or policies as in effect from time to time. To the extent that any such reimbursements are deemed to constitute compensation to the director, the reimbursement shall be grossed-up to cover any taxes payable. The amount of any expense reimbursements that constitute compensation in one year shall not affect the amount of expense reimbursements constituting compensation that are eligible for reimbursement in any subsequent year, and the director’s right to such reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

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